UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2013

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY14 Executive Annual Incentive Plans For Named Executive Officers

On May 20, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) approved the target payouts under the FY14 Executive Annual Incentive Plans (the “Annual Incentive Plans”) for the Company’s named executive officers other than Stephen M. Bennett, its President and Chief Executive Officer. On May 24, 2013, the independent members of the Board approved the target payout for Mr. Bennett under the Annual Incentive Plan.

Under the terms of the Annual Incentive Plans, the named executive officers will be eligible to receive performance-based incentive bonuses based on the Company’s achievement of based on the Company’s achievement of targeted non-GAAP operating income for fiscal year 2014, as modified by the Company’s achievement of targeted revenue during fiscal year 2014, as detailed below. For the non-GAAP operating income metric: (a) for every 1% achievement above target the funding increases by 10%, up to a cap of a 200% target payout based on achievement of 110% of plan; (b) for every 1% achievement below target, the funding decreases by 6%, down to a 70% funding upon 95% of plan achievement; and (c) there is zero funding if the achievement is below 95%. The funding (if any) based on non-GAAP operating income is then modified as follows by revenue achievement: (a) if revenue is at target, then there is no modification; (b) for every 1% of revenue achievement above plan, the target funding increases by 2.5%, up to a cap of a 10% increase upon revenue achievement against plan of 104%; (c) for every 1% of revenue achievement below plan, the target funding decreases by 10%, down to a 40% decrease is revenue is down 5% against plan; and (d) there is zero funding if revenue achievement is less than 95% of plan.

For our named executive officers, the target funding under the FY14 Executive Annual Incentive Plans are as follows: for Mr. Bennett, 150% of annual base salary at 100% achievement; for James Beer, 100% of annual base salary at 100% achievement; for Francis deSouza and Stephen Gillett, 125% of annual base salary at 100% achievement; and for Scott Taylor, 65% of annual base salary at 100% achievement.

With respect to the above metrics, the calculations will be made assuming that foreign currency is held constant at plan rates. The measurement period for all metrics is the fiscal year ending on March 28, 2014. The maximum award under the FY14 Executive Annual Incentive Plan is 200% of the executive’s target payout.

Grants of Performance-based Restricted Stock Units for Named Executive Officers other than Mr. Bennett

On May 20, 2013, the Committee approved grants for Messrs. Beer, deSouza, Gillett and Taylor of performance-based restricted stock units (“PRUs”) to acquire shares of the Company’s common stock. PRUs were granted for the following target number of shares of Symantec common stock at 100% achievement of the non-GAAP EPS and TSR metrics described below: 66,262 shares for James Beer; 83,441 shares for Francis deSouza; 73,624 shares for Stephen Gillett; and 24,541 shares for Scott Taylor. These awards were granted under the 2004 Equity Incentive Plan, as amended (the “Plan”). The PRUs are subject to vesting and adjustment based on the achievement of specified performance metrics as set forth below.

Depending on the Company’s achievement of targeted non-GAAP EPS for FY14, 0% to 133% of the target shares will be eligible to be earned at the end of fiscal 2015 and 2016, based on, and subject to further adjustment as a result of, the achievement of the total shareholder return (“TSR”) ranking for the Company as compared to the S&P 500. If any target shares become eligible (the “eligible shares”) to be earned in fiscal 2015 and 2016 as a result of achievement of the non-GAAP EPS goal for fiscal 2014, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the two years ended April 3, 2015 and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned on April 3, 2015 if less than 100% of the TSR goal is achieved for the two-year period then ended) may be earned based on the achievement of the TSR goal for the three years ended April 1, 2016. Subject to certain exceptions (including acceleration of vesting upon a change in control of the company under the terms of the Amended and Restated Symantec Executive Retention Plan), the award shall vest, if at all, only following the end of the third year of the performance period (i.e., April 1, 2016), and the named executive officer must be employed by the Company at the end of such period in order to vest in the award. With respect to the non-GAAP EPS metric, the calculations will be made assuming that foreign currency is held constant at plan rates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: May 24, 2013	By:	/s/ Gregory King Gregory King Vice President, Corporate Legal Services and Assistant Secretary